U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    Link                  Max
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   (Last)               (First)                 (Middle)

    230 Central Park West
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                                    (Street)

   New York,              NY                    10022
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Discovery Laboratories, Inc. (Discovery)    DSCO
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   December 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               10/18/00        M              20,000       A     $2.21    49,528(1)      D
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

(1) Excludes 37,291 shares of Common Stock issuable upon exercise of stock options.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
               2.                                                                                        Deriv-    Form of
               Conver-                    5.                                  7.                         ative     Deriv-   11.
               sion                       Number of                           Title and Amount           Secur-    ative    Nature
               of                         Derivative    6.                    of Underlying     8.       ities     Secur-   of
               Exer-             4.       Securities    Date                  Securities        Price    Bene-     ity:     In-
               cise     3.       Trans-   Acquired (A)  Exercisable and      (Instr. 3 and 4)   of       ficially  Direct   direct
               Price    Trans-   action   or Disposed   Expiration Date      ----------------   Deriv-   Owned     (D) or   Bene-
1.             of       action   Code     of(D)         (Month/Day/Year)                Amount  ative    at End    In-      ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,    ----------------                or      Secur-   of        direct   Owner-
Derivative     ative    (Month/  8)       4 and 5)      Date         Expira-            Number  ity      Month     (I)      ship
Security       Secur-   Day/     ------   ------------  Exer-        tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity      Year)    Code V    (A)   (D)    cisable      Date     Title     Shares  5)       4)        5)       5)
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
                                                                              Common
Stock Option   $2.21    06/16/00  A    V    A           06/16/00(1) 06/15/10  Stock     20,000  $2.21    37,291     D
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                                                                              Common
Stock Option   $2.21    10/18/00  M         D           06/16/00    06/15/10  Stock     20,000  $2.21    37,291     D
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
Explanation of Responses:

(1) Director Automatic Option Grant - Vests one year from date of grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Max Link, Ph.D.                                      January 10, 2001
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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